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                                                                       EXHIBIT 5

                                 July 17, 1995

Board of Directors
PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, Pennsylvania 15265

Ladies and Gentlemen:

This opinion is issued in connection with the Registration Statement on Form S-3 (the "Registration Statement") of PNC Bank Corp. (the "Corporation") to be filed with the Securities and Exchange Commission relating to the registration of 2,000,000 shares of the Corporation's common stock, par value $5.00 ("PNC Common Stock"), to be newly issued or sold from its treasury to participants in the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

My opinion is rendered as of the date hereof and its applicability at future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of PNC Common Stock or the sale of PNC Common Stock from the Corporation's treasury under the Plan. With respect to any PNC Common Stock held as treasury shares that may be sold, my opinion is also subject to the condition that any PNC Common Stock issued subsequent to the date hereof that is reacquired by the Corporation and sold from its treasury pursuant to the Plan be validly issued.

As Senior Vice President, Deputy General Counsel and Secretary of the Corporation, I have examined the Corporation's Articles of Incorporation and By-laws, each as amended to date, the Registration Statement and the Plan, and I am familiar with the proceedings taken by the Corporation relating to the Plan, including the resolutions adopted by the Corporation's Board of Directors with respect thereto. I have also examined such records, certificates and other documents that I have considered necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that, when the Registration Statement has become effective in accordance with applicable law, the 2,000,000 shares of PNC Common Stock to be registered, when issued or sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus included in Part I of the Registration Statement.

Very truly yours,

/s/ William F. Strome

William F. Strome